Exhibit 99

Guidant Corporation

PRESS RELEASE

DATE:	July 17, 2003
CONTACTS:	Steven Tragash, Corporate Communications, 317-971-2031
Andy Rieth, Investor Relations, 317-971-2061

Guidant Reports Record Sales of $945 Million in Second Quarter, Growth of 20 Percent

  Worldwide implantable cardioverter defibrillator revenues of $377 million, up 50 percent
  Worldwide stent revenue of $224 million, down 2 percent
  Favorable product mix generates 75.4 percent gross margin
  Drug eluting stent program on track for first launch in 2005
  Reported loss per share from continuing operations $0.26; adjusted earnings per share of $0.62
  2003 financial guidance raised

Indianapolis, Ind.—July 17, 2003—Guidant Corporation (NYSE: GDT), a world leader in the treatment of cardiac and vascular disease, today reported all-time record quarterly sales of $945 million, representing sales growth of $157 million or 20 percent versus the prior year. For the quarter, foreign exchange translations provided a revenue benefit of $31 million.

The company reported second quarter GAAP net loss and loss per share from continuing operations of $80 million and $0.26, respectively, reflecting previously reported charges. Excluding special items, adjusted net income and earnings per share from continuing operations were $194 million and $0.62 per share.

The attached financial results have been reclassified to reflect the discontinuation of the ANCURE ENDOGRAFT System product line. A reconciliation of GAAP to as adjusted results and a description of special items is included in the attached financial statements, related footnotes and on the Guidant website at www.guidant.com/investors.

Management Observations

“Strong sales growth across the organization, led by surging demand for heart failure products, has more than offset the decline in U.S. stent sales and resulted in improved gross margin,” observed Ronald W. Dollens, president and CEO, Guidant Corporation. “Guidant recorded record sales despite a 26 percent decline in U.S. end-user stent sales. The balance of Guidant’s sales—which accounted for 89 percent of total revenues—grew 30 percent over the prior year.

“We continue to make advancements in our everolimus-based drug eluting stent programs,” continued Dollens. “In the next few months, we will be in a position to communicate further on FUTURE I and FUTURE II clinical data, and progress on the regulatory paths of our durable and bioabsorbable polymer programs.”

Quarter Financial Highlights:

  Revenue in each of the company’s major markets—United States, Europe and Japan—grew 16 percent, 30 percent and 39 percent, respectively.
  Implantable cardioverter defibrillator (ICD) system sales in the United States achieved 49 percent growth to $307 million and worldwide ICD sales increased 50 percent to $377 million, led by continuing market acceptance of heart failure therapy.
  U.S. pacemaker sales increased 5 percent to $108 million and worldwide pacemaker sales recorded 8 percent growth to $173 million.
  Worldwide coronary stent sales of $224 million declined 2 percent compared to the second quarter of 2002.
  — Sales in Europe and Japan grew 12 percent and 80 percent to $40 million and $52 million, respectively. U.S. coronary stent end-user revenues were $104 million in the quarter, reflecting a 26 percent decline.
  —Worldwide stent pricing was stable compared to the second quarter of 2002 and increased 1 percent compared to the first quarter of 2003.
  —End-user U.S. coronary stent revenue accounted for 11 percent of Guidant's worldwide revenue mix for the quarter.
  Worldwide angioplasty, atherectomy and intravascular radiation product sales grew 10 percent compared to the prior year’s second quarter and amounted to $119 million.
  Emerging therapy sales, including peripheral, biliary and cardiac surgery systems products, grew 26 percent over the prior year to $52 million.
  Gross margin of 75.4 percent benefited from favorable product mix shift to heart failure products, manufacturing efficiencies and unit growth across the product lines, offset by a decline in U.S. stent sales.
  For the quarter, foreign exchange translations provided earnings per share benefit (net) of $0.02 per share.
  The company discontinued the ANCURE ENDOGRAFT System product line, recording a net loss from discontinued operations of $17 million, and recorded a $425 million expense in connection with a previously announced preliminary decision in an arbitration with Cordis Corporation.

Financial Guidance

Guidant also announced today that continued robust implantable defibrillator sales, as well as slower-than-expected penetration of a competitive drug eluting stent in the U.S. market, has led the company to increase sales guidance for full-year 2003 to $3.65 — $3.80 billion. Previously, the company had established a sales range of $3.3 — $3.5 billion in sales for the year ended 2003. For the third quarter, the company anticipates sales in the range of $910 — $950 million.

Adjusted earnings guidance is $0.52 — $0.57 for the third quarter and $2.27 — $2.37 for the full year. Related GAAP earnings per share for the full year, including previously reported charges, would be $1.30 — $1.40. Full-year guidance reflects an increase of approximately $0.30 per share versus previously provided guidance.

“As we look forward to 2004, we anticipate the strength of our business will allow us to record sales at or above 2003 levels, and maintain gross margins in the historical range of 74 to 76 percent,” commented Dollens. “In the fourth quarter we will provide earnings guidance reflective of additional clarity around clinical and regulatory investment required for our drug eluting stent programs and continued cardiac rhythm management market development initiatives.”

Guidant provides earnings per share guidance on an adjusted basis from continuing operations because Guidant’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as business development activities (including purchased in-process research and development (IPRD) at acquisition or upon attainment of milestones), strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company’s reported operations for a period. Generally, prospective quantification of them is not reasonable. For the year to date, the company has identified special items of $0.97 per share. The company continues to evaluate business development opportunities, which may generate additional IPRD charges in the balance of the year, and other special items may arise. Further, because the company provides guidance for continuing operations, guidance does not reflect matters classified as discontinued operations. As previously announced, the company anticipates recording total after-tax losses from discontinued operations of $100 to $125 million in 2003. As with guidance, the company provides historical net income and earnings per share on an adjusted basis. Management uses all of these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Webcast Information

As previously announced, Guidant will conduct a live webcast today, Thursday, July 17, at 11:00 a.m. ET. The live webcast of Guidant’s conference call will be accessible through Guidant’s website at www.guidant.com/webcast or at CCBN’s individual investor center at www.companyboardroom.com. The webcast will be archived on both websites for future on-demand replay. The webcast will also include presentation visuals. This earnings release will be archived at www.guidant.com and additional financial information will be available at www.guidant.com/investors.

The call will be hosted by Guidant’s President and CEO Ronald W. Dollens and will feature a review of current financial results. Also participating on the call will be Keith E. Brauer, vice president, finance and CFO; Dana Mead, president, Vascular Intervention; and Fred McCoy, president, Cardiac Rhythm Management.

System requirements for the webcast include Internet Explorer 5.0 (or higher) or Netscape Navigator 4.0 (or higher). Users also should have the most recent version of Windows Media Player, which can be downloaded for free at http://www.microsoft.com/windows/windowsmedia/en/download/. Users may experience varying levels of performance based on their connection speed, system capabilities and presence of a corporate firewall. To ensure a connection, users should go to the program five to 15 minutes before its start.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 11,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information, visit www.guidant.com.

Forward Looking Statements

This release includes forward-looking statements concerning financial guidance, business prospects, and progress with drug eluting stents (DES). The statements are based on assumptions about many important factors, including general business conditions; market trends and competition, including sales growth rates for defibrillator and pacemaker systems and company stent sales trends in light of the competitive introduction of drug eluting stents; satisfactory clinical and regulatory progress, particularly with respect to clinical trials relating to DES; any business development activities, including acquisitions that may result in IPRD; economic conditions, including exchange rates; litigation developments and the factors listed on exhibit 99.1 to Guidant’s most recent 10-Q. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.

Guidant Corporation

Consolidated Statements of Operation
(In millions, except per-share data)
(Unaudited)

	Three Months Ended June 30, 2003				Three Months Ended June 30, 2002
	Reported		Special Items (1)	As Adjusted	Reported	Special Items (2)	As Adjusted

Net sales	$ 944.9			$ 944.9	$ 787.8		$ 787.8
Cost of products sold	232.7			232.7	199.9		199.9

Gross profit	712.2			712.2	587.9		587.9

Research and development	130.3			130.3	99.6		99.6
Purchased in-process research and development	12.0		($12.0)	--	--		--
Sales, marketing and administrative	301.2			301.2	239.8		239.8
Interest, net	(2.0)			(2.0)	1.7		1.7
Royalties, net	16.8			16.8	13.7		13.7
Amortization	3.4			3.4	3.1		3.1
Other, net	0.6			0.6	5.0		5.0
Litigation, net	422.8		(422.8)	--	(137.1)	$137.1	--
Foundation contribution	--			--	40.0	(40.0)	--
Restructuring charge	--			--	14.0	(14.0)	--

Income (loss) from continuing operations
before income taxes	(172.9)		434.8	261.9	308.1	(83.1)	225.0
Income taxes	(93.2)	(3)	160.7	67.5	90.8	(30.8)	60.0

Tax rate	53.9%			25.8%	29.5%		26.7%

Income (loss) from continuing operations	(79.7)		$274.1	$194.4	217.3	($52.3)	$165.0

% of sales	(8.4%)			20.6%	27.6%		20.9%

Loss from discontinued operations, net
of income taxes	(17.4)				(12.5)

Net Income (Loss)	($ 97.1)				$ 204.8

Earnings (loss) per share--basic
Income (loss) from continuing operations	($ 0.26)		0.90	$ 0.64	$ 0.72	(0.17)	$ 0.55

Loss from discontinued operations, net
of income taxes	(0.06)				(0.04)

Net income (loss)	($ 0.32)				$ 0.68

Earnings (loss) per share--diluted
Income (loss) from continuing operations	($ 0.26)		0.88	$ 0.62	$ 0.71	(0.17)	$ 0.54

Loss from discontinued operations, net
of income taxes	(0.06)				(0.04)

Net income (loss)	($ 0.32)				$ 0.67

Weighted average shares outstanding
Basic	304.52			304.52	301.48		301.48
Diluted	304.52			311.92	306.22		306.22

(1) Special items include the following:
  $12.0 million purchased in-process research and development (IPRD) primarily related to Biosensors International's (Biosensors) achievement of a performance milestone related to the six-month clinical data of the everolimus-eluting stent trial, FUTURE I
  $422.8 million net litigation charge primarily related to the preliminary arbitration decision involving Cordis Corporation
(2) Special items include the following:
  $137.1 million net litigation benefit resulting primarily from a $158.2 million award plus interest and costs against Medtronic, Inc.
  $40.0 million contribution to the Guidant Foundation
  $14.0 million for the restructuring of the peripheral product line of endovascular solutions
(3) Tax benefit is due to special items taxed at U.S. tax rates, which are higher than the tax rate applied to recurring operations due to overseas manufacturing operations in lower tax jurisdiction

Guidant Corporation

Consolidated Statements of Operation
(In millions, except per-share data)
(Unaudited)

	Six Months Ended June 30, 2003				Six Months Ended June 30, 2002
	Reported		Special Items (1)	As Adjusted	Reported	Special Items (2)	As Adjusted

Net sales	$ 1,820.6			$ 1,820.6	$ 1,481.9		$ 1,481.9
Cost of products sold	445.8			445.8	363.1		363.1

Gross profit	1,374.8			1,374.8	1,118.8		1,118.8

Research and development	243.9			243.9	196.8		196.8
Purchased in-process research and development	48.5		($48.5)	--	6.5	($ 6.5)	--
Sales, marketing and administrative	574.1			574.1	453.1		453.1
Interest, net	(3.1)			(3.1)	5.8		5.8
Royalties, net	31.2			31.2	24.9		24.9
Amortization	6.7			6.7	6.2		6.2
Other, net	5.8			5.8	7.1		7.1
Litigation, net	422.8		(422.8)	--	(137.1)	137.1	--
Foundation contribution	--			--	40.0	(40.0)	--
Restructuring charge	--			--	14.0	(14.0)	--

Income from continuing operations before
income taxes	44.9		471.3	516.2	501.5	(76.6)	424.9
Income taxes	(34.1)	(3)	168.3	134.2	142.2	(28.4)	113.8

Tax rate	(75.9%)			26.0%	28.4%		26.8%

Income from continuing operations	79.0		$303.0	$ 382.0	359.3	($48.2)	$ 311.1

% of sales	4.3%			21.0%	24.2%		21.0%

Loss from discontinued operations, net
of income taxes	(82.7)				(15.0)

Net Income (Loss)	($ 3.7)				$ 344.3

Earnings (loss) per share--basic
Income from continuing operations	$ 0.26		1.00	$ 1.26	$ 1.19	(0.16)	$ 1.03

Loss from discontinued operations, net
of income taxes	(0.27)				(0.05)

Net income (loss)	($ 0.01)				$ 1.14

Earnings (loss) per share--diluted
Income from continuing operations	$ 0.26		0.97	$ 1.23	$ 1.17	(0.16)	$ 1.01

Loss from discontinued operations, net
of income taxes	(0.27)				(0.05)

Net income (loss)	($ 0.01)				$ 1.12

Weighted average shares outstanding
Basic	303.86			303.86	301.12		301.12
Diluted	303.86			309.97	306.77		306.77

(1) Special items include the following:

  $32.5 million IPRD primarily related to the Biosensors acquisition and the achievement of a performance milestone related to the six-month clinical data of the everolimus-eluting stent trial, FUTURE I
  $16.0 million IPRD recorded in conjunction with the acquisition of a majority interest in Bioerodible Vascular Solutions
  $422.8 million net litigation charge primarily related to the preliminary arbitration decision involving Cordis Corporation
(2) Special items include the following:
  $6.5 million of IPRD for a co-exclusive license from Novartis Pharma AG and Novartis AG for the rights to utilize the drug everolimus in drug eluting stents
  $137.1 million net litigation benefit resulting primarily from a $158.2 million award plus interest and costs against Medtronic, Inc.
  $40.0 million contribution to the Guidant Foundation
  $14.0 million for the restructuring of the peripheral product line of endovascular solutions operations

(3) Tax benefit is due to special items taxed at U.S. tax rates, which are higher than the tax rate applied to recurring operations due to overseas manufacturing operations in lower tax jurisdictions

Guidant Corporation

Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2003 (Unaudited)	December 31, 2002

Cash and short-term investments	$ 1,200.7	$ 1,025.1
Accounts receivable, net	757.8	699.3
Inventories	341.5	303.9
Other current assets	299.8	274.9

Total current assets	2,599.8	2,303.2

Other assets	801.4	763.0
Property and equipment, net	707.3	649.9

Total assets	$ 4,108.5	$ 3,716.1

Current liabilities, excluding short-term debt	$ 1,068.8	$ 859.0
Short-term debt	72.8	6.8

Total current liabilities	1,141.6	865.8

Long-term debt	357.8	361.7
Other noncurrent liabilities	172.4	166.8
Shareholders' equity	2,436.7	2,321.8

Total liabilities and equity	$ 4,108.5	$ 3,716.1